NEWS

RELEASE

___________________________________________________________________________________________________________________________

Astronics Corporation × 130 Commerce Way × East Aurora, NY × 14052-2191
For more information contact:
David C. Burney, Chief Financial Officer
Phone: (716) 805-1599, ext. 159
Fax: (716) 805-1286
Email: dburney@astronics.com

FOR IMMEDIATE RELEASE

Astronics Announces Acquisition of Airborne Electronic Systems
•	Adds power generation and distribution technology to lighting capabilities

•	Extends customer base and expands commercial aircraft product line

•	Acquisition to be discussed on 2004 financial results conference call: Thursday, February, 10, 2005

EAST AURORA, NY, February 3, 2005, Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high performance lighting and electronics systems for the global aerospace and defense industry, today announced that it has acquired substantially all of the assets of the Airborne Electronic Systems (AES) business unit from a subsidiary of General Dynamics (NYSE: GD). Astronics acquired the business for $13.0 million in cash at closing with an additional purchase consideration of up to $4.0 million based on 2005 revenue. Astronics will use a combination of its available cash and line of credit to fund the acquisition.

AES produces a wide range of products related to electrical power generation, control, and distribution on military, commercial, and business aircraft. AES supplies power conditioning units for both the Advanced Tactical Tomahawk and the Taurus Missile programs. AES is also a major supplier of cabin power systems to commercial airlines, which allow passengers to run their personal electronic devices with aircraft power. These systems are marketed under the trade name EmPower®, and can be found on airlines around the world.

In the business jet market, AES is the selected supplier for the complete electrical distribution system for the Eclipse 500 business jet. Astronics had previously announced that it had been awarded the entire external lighting system contract for this new business jet by its manufacturer Eclipse Aviation.

Peter J. Gundermann, President and CEO of Astronics commented, "We are very excited about the prospects for this business. The products and capabilities of AES are logical extensions of our own, effectively broadening our product offerings and increasing our growth opportunities. Their customer base is complementary and they enjoy a very good reputation in the industry. They have an experienced management team and a culture that is similar to our own, which will help ease the integration process."

AES had sales of approximately $25 million in 2004 and had negative earnings. At December 31, 2004, the business had net assets of approximately $18 million and a backlog of $45 million. These unaudited figures are subject to final audit. Fifty percent of its sales are to customers in the USA, one-third to customers in Asia, and the remainder to customers in Europe. Approximately half of its sales are to fleet operators and half are to aircraft manufacturers. Located in Redmond, Washington, AES, which was founded over forty years ago, has approximately 135 employees.

Mr. Gundermann continued, "AES had considerable challenges the last few years. They were heavily affected by the post-9/11 difficulties in the commercial airline market. Importantly, during that time they made significant investments developing innovative technology for new aircraft programs. We believe that their efforts should result in solid growth in the near future. We expect that AES will contribute approximately $30 million to revenue in 2005 while contributing solidly to our earnings."

Astronics plans to call this business unit Astronics Advanced Electrical Systems, or Astronics AES. The business will continue to operate in Redmond, WA with its existing management team.

The Company will host a teleconference at 11:00 a.m. ET on February 10, 2005 to discuss the acquisition of AES and to review 2004 financial results as noted in its teleconference and webcast notification release also announced today. Astronics plans to release its fourth quarter and fiscal year end 2004 results before the opening of financial markets on Thursday, February 10, 2005.

The Astronics conference call can be accessed the following ways:

•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by calling (303) 262-2051 approximately 5 - 10 minutes prior to the call.

To listen to the archived call:

•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.

•	A replay can also be heard by calling (303) 590-3000, and entering passcode 11018342#. The telephonic replay will be available through Thursday, February 17, 2005 at 11:59 p.m. ET.

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a manufacturer of specialized lighting and electronics for the cockpit, cabin and exteriors of military, commercial transport and private business jet aircraft. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition.

For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement
 This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the speed with which the integration of the acquisition will take place, the impact of the acquisition on financial results, the likelihood that the acquisition will be contribute to earnings in 2005, the market acceptance of newly developed products, the ability to cross sell products and expand markets, the state of the aerospace industry, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

###